 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 18, 2005

DNB Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-16667	23-2222567
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Brandywine Avenue, Downingtown, Pennsylvania		19335
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 269-1040

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry Into a Material Definitive Agreement

On November 18, 2005, DNB First, National Association (the “Bank”), the wholly owned subsidiary of the Registrant, sold its operations center and an adjunct administrative office, consisting of approximately 0.9 acres of ground next to the Bank’s main office property in Brandywine Avenue, in Downingtown, Pennsylvania (the “Property”), to Papermill Brandywine Company, LLC, a Pennsylvania limited liability company (“Papermill”) for a cash price of $1,700,000. Papermill is affiliated with Carroll Contractors, Inc. and Carrollton Development Group, Inc. and is not affiliated with the Registrant, the Bank or any of their directors or officers. The Bank provided $1,373,125 in financing to Papermill in connection with the acquisition and development of the Property as part of an overall $3,900,000 in mortgage loan financing (the “Loan”) for a development project comprised of the Property and an adjoining property already owned by Papermill and formerly occupied by a paper mill (the “Papermill Property”). The Loan is secured by a mortgage on the entire project comprising the Papermill Property and the Property.

On November 18, 2005, the Bank leased the Property from Papermill for an initial term ending December 1, 2010, on a “triple net” basis for an initial annual basic lease rental of $175,842 ($14,653.50 per month) (the “Lease”). The Lease gives the Bank successive options to renew its term for three additional terms of five years each at a basic rent to be established at a fair market rental taking into account all of the terms and conditions of this Lease, and an option to terminate the Lease at any time on 120 days’ prior notice. The Bank is obligated under the Lease to pay real estate taxes, insurance and utilities and must provide its own janitorial and maintenance services. The Bank may make improvements with the consent of the lessor. The Bank is generally obligated to maintain and repair the roof and utility systems, but the lessor is obligated to make structural repairs and replacements and any roof replacements. The Lease covers additional contingencies such as property casualty and condemnation and gives the Bank and the lessor certain rights of termination upon certain casualties or condemnation events. The Bank has limited rights of assignment and subletting. Upon a default by the Bank under the Lease, the lessor has, among other remedies, a right to terminate the Lease, a right to re-enter, and a right to accelerate and sue for liquidated damages related to the value of the Lease’s basic rent for a limited period.

Pursuant to the lease agreement, the Bank and Papermill, as owner of both the Property and the Papermill Property, entered into a Parking and Utilities Easement Agreement (the “Easement Agreement”) that provides for an integrated development of the Property, the Papermill Property and the Bank’s main office property, allocates parking among the owners and tenants of the three properties and provides for other easements relating to the development, and provides for locating certain utilities serving the Papermill Property. The Easement Agreement has a term of 99 years and provides for shared parking on the Property, the Bank’s main office property and the Papermill Property (collectively, the “Parking Areas”). The Bank has exclusive rights to use spaces on its main office property, as well as a limited number of additional spaces on the Papermill Property during designated hours. During the Lease term the Bank also will have exclusive rights to use spaces on the Property, as well as a limited number of additional spaces on the Papermill Property, during designated hours. The owner of the Papermill Property will have rights to use parking spaces on the Property and the Bank’s main office property at other times. The Easement Agreement also provides for access rights for the Bank through the Property and Papermill Property and establishes the Bank’s rights to continue using emergency generators that presently serve the Bank. Papermill will be responsible for maintaining, repairing, replacing, lighting and removing snow and ice from the Parking Areas in a commercially reasonable manner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DNB Financial Corporation

November 22, 2005	By:	/s/ Bruce E. Moroney
Name: Bruce E. Moroney
Title: Chief Financial Officer and Executive Vice President